                                                                     Exhibit 3.8






                                LICENSE AGREEMENT



                                 BY AND BETWEEN



                          TRW SPACE & ELECTRONICS GROUP
                                 ONE SPACE PARK
                         REDONDO BEACH, CALIFORNIA 90278



                                       AND



                             RF MICRO DEVICES, INC.
                               7625 THORNDIKE ROAD
                        GREENSBORO, NORTH CAROLINA 27409

TRW/RF Micro Devices
License Agreement
November 15, 1999


                                LICENSE AGREEMENT


         THIS AGREEMENT, made and entered into as the 15th day of November, 1999 by and between the Space & Electronics Group of TRW Inc., an Ohio corporation, having offices at One Space Park, Redondo Beach, California 90278 (hereinafter "Licensor") and RF Micro Devices, Inc., a North Carolina corporation, having offices at 7625 Thorndike Road, Greensboro, North Carolina 27410 (hereinafter "Licensee").

         WHEREAS, Licensor has developed, designed and manufactured certain kinds of gallium arsenide heterojunction bipolar transistors, and possesses patents rights and technical information and know-how relating thereto; and

         WHEREAS, Licensee has an existing license from Licensor to design, manufacture and sell GaAs heterojunction bipolar transistors and products incorporating such GaAs heterojunction bipolar transistors under Licensor's patent rights and to receive technical assistance relating thereto in certain specified fields of use; and

         WHEREAS, Licensee desires to obtain from Licensor an additional license under Licensor's patent rights and technical information relating to such GaAs heterojunction bipolar transistors for further specified fields of use; and

         WHEREAS, Licensor is willing to grant such license for additional specified fields of use.

         THEREFORE, in consideration of the mutual promises herein contained and the mutual benefits to be derived therefrom, Licensor and Licensee agree as follows:


                                    ARTICLE 1
                                   DEFINITIONS

         The following words and phrases shall have the meanings set forth below unless the context requires a different meaning:


                                     --2--

TRW/RF Micro Devices
License Agreement
November 15, 1999


         1.1 AGREEMENT:  This Agreement.

         1.2 COMMERCIAL: Involving the transfer or sale of products where the transaction does not require qualification of the product to relevant specifications in, for example, mil-m-38510, mil-std-883, mil-i-38534, mil-i-38535 or similar specifications and subsequent versions issued by any agency of the United States government.

         1.3 EFFECTIVE DATE:  November 15, 1999.

         1.4 EXISTING AGREEMENT: The License and Technical Assistance Agreement between Licensor and Licensee dated June 6, 1996 related to the Licensor's HBT and molecular beam epitaxy processes.

         1.5 EXISTING TRW GAAS HBT PATENT RIGHTS: Licensor's presently existing patents and filed patent applications, and any patent and patent applications filed by Licensor after the Effective Date to protect inventions relating to GaAs HBTs conceived or first actually reduced to practice prior to the Effective Date, and any United States and foreign patents which issue from any continuations, continuations-in-part, divisionals or substitutions thereof, and all extensions, reexaminations, renewals and reissues therefrom, and all rights to bring an action against any person to recover damages or profits resulting from infringement of the foregoing.

         1.6 FUTURE TRW GAAS HBT PATENT RIGHTS: Licensor's United States and foreign patents and patent applications filed by Licensor to protect inventions relating to GaAs HBTs conceived subsequent to the Effective Date, and any United States and foreign patents which issue from any continuations, continuations-in-part, divisionals or substitutions thereof, and all extensions, reexaminations, renewals and reissues therefrom, and all rights to bring an action against any person to recover damages or profits resulting from infringement of the foregoing.

         1.7 GAAS HBT: A heterojunction bipolar transistor having a base, emitter and collector formed on a substrate of gallium arsenide, and the manufacturing process utilized for forming such transistors on the gallium arsenide substrate.


                                     --3--

TRW/RF Micro Devices
License Agreement
November 15, 1999


         1.8 HBT TECHNICAL INFORMATION: All documentation, know-how, software or other information of Licensor relating to Licensor's GaAs HBT, whether or not it is considered proprietary or a trade secret by Licensor including, without limitation, data and information contained in reports, documents, computer programs, drawings and graphs, schematics, manuals, files and notes in any medium or representation, electronic or otherwise.

         1.9 LICENSED FIELD: The design, development, manufacture, use, testing, sale, marketing, service, and repair of Licensed Products, including the sale of spare parts for or spare complete Licensed Products by Licensee, for Commercial customers for the generation, transmission, reception, conversion, tuning or other conditioning of voice, data or other information via coaxial cable, twisted pair, or other wired or combination wireless and wired transmission systems but only if the wireless transmission system operates on signals having a frequency of less than ten (10) gigahertz. The term specifically excludes, without limitation, the design, development, manufacture, use, testing, sale, marketing, service and repair of Licensed Products for use in fiber optic transmission systems.

         1.10 LICENSED PRODUCTS: Any GaAs HBT products where the emitter of the GaAs HBT has a width of between One (1) and Three (3) microns inclusive.

         1.11 PATENT RIGHTS: Existing TRW GaAs HBT Patent Rights and Future TRW GaAs HBT Patent Rights.

         1.12 TRANSFER: any mortgage, pledge, transfer, sale, assignment or other disposition, whether voluntary, by operation of law (including by merger) or otherwise, of a party's rights hereunder.

                                    ARTICLE 2
                                     LICENSE

         2.1 LICENSE: Licensor hereby grants to Licensee, subject to the terms and conditions of this Agreement, a fully paid up, royalty free worldwide right and license under Existing TRW GaAs HBT Patent Rights, Future TRW GaAs HBT Patent Rights and to HBT Technical Information to design, develop, manufacture, use, test, sell, market, service, and repair Licensed Products in the Licensed Field.


                                     --4--

TRW/RF Micro Devices
License Agreement
November 15, 1999


                  2.1.1 The license granted in this Section 2.1 shall be a non-exclusive license for Licensed Products in the Licensed Field.

                  2.1.2 The license granted in this Section 2.1 shall be perpetual, subject to the provisions of Article 8 relating to termination and Article 11 relating to default of this Agreement.

                  2.1.3 The license granted in this Section 2.1 is effective as of the Effective Date.

                  2.1.4 Licensee shall have the right to assign the licenses to utilize Existing TRW GaAs HBT Patent Rights, Future TRW HBT Patent Rights and HBT Technical Information granted in this Section 2.1 to responsible parties, but only in accordance with the provisions of
         Article 13 herein.

                  2.1.5 Licensee shall not have the right to grant sublicenses under the licenses to utilize Existing TRW GaAs HBT Patent Rights, Future TRW HBT Patent Rights and HBT Technical Information granted in this Section 2.1

                  2.1.6 The license granted in this Section 2.1 to utilize HBT Technical Information in the Licensed Field is a continuing license that extends automatically without any further action on the part of Licensor or Licensee to (i) any modification, update, change or other improvement to the HBT Technical Information that is made by Licensor after the Effective Date; and (ii) any discovery, development or other invention made by Licensor after the Effective Date that constitutes new HBT Technical Information.

         2.2 FUTURE TECHNOLOGIES: Except for the Future TRW GaAs HBT Patent Rights, or as specified in Section 2.1.6, rights and licenses to future TRW technologies applicable to the Licensed Products are not granted to Licensee by this Agreement. Commencing on the Effective Date and continuing until ten (10) years from the Effective Date, rights and licenses to the Patent Rights, the HBT Technical Information, and other TRW future technologies applicable to the Licensed Products not granted to Licensee by this Agreement or the Existing Agreement shall be offered to Licensee by Licensor on the following terms and conditions:




                                     --5--

TRW/RF Micro Devices
License Agreement
November 15, 1999


                  2.2.1 Licensor shall deliver a notice to Licensee stating its bona fide intention to grant rights and/or licensees to a third party for technologies applicable to the Licensed Products, and identify the specific technology it desires to license (the "Offered Technology") and the terms and conditions by which it proposes to license the Offered Technology.

                  2.2.2 Within forty-five (45) days after the date of such notice, Licensee shall inform Licensor whether or not it is willing to license the Offered Technology upon the same terms and conditions which Licensor proposes to license the Offered Technology to the third party. If Licensor has not received Licensee's decision by the end of the forty-five (45) day period, it will be deemed that Licensee has decided not to license the Offered Technology.

                  2.2.3 If Licensee does not elect to license the Offered Technology in accordance with Section 2.2.2, Licensor may license the Offered Technology to any third party upon terms which in their entirety are no more favorable to the prospective third party than those specified to Licensee, provided that the license is consummated within ninety (90) days of the date of the notice to Licensee. Licensor may, at its discretion, alter the final terms of the license to the third party from those notified to Licensee such that, though individual terms may be more favorable to the third party, the overall license terms and conditions are in their entirety no more favorable to the third party than those notified. If the final terms and conditions are, in their entirety, considered to be more favorable to the third party than those notified to Licensee, then Licensor must offer those terms to Licensee in accordance with Section 2.2.2, and Licensee shall have forty-five (45) days to elect to license the Offered Technology.

                  2.2.4 All obligations to grant licenses to future TRW technologies under this Section 2.2 shall terminate ten (10) years from the Effective Date.

                  2.2.5 Licensor's obligation to notify Licensee of proposed licenses under Section 2.2.1 herein, and Licensee's opportunity to license specified in Section 2.2.2 herein, are not applicable to


                                     --6--

TRW/RF Micro Devices
License Agreement
November 15, 1999


         licenses proposed to be granted by Licensor to its affiliated companies.

         2.3 EXCLUSION: Except as otherwise provided in this Agreement, the license and rights granted hereunder shall not be interpreted as granting or implying the grant of rights in any other invention or technical information of either party.

         2.4 MARKINGS: To the extent practical, Licensee shall provide on any Licensed Product or component parts thereof manufactured, used or sold utilizing any of the rights or licenses granted under this Agreement, or on the packaging or data sheets related thereto so long as the marking is in accordance with applicable marking provisions of United States or foreign patent laws, a legible notice that such Licensed Product or component part is manufactured under a license granted by Licensor. Licensee shall submit to Licensor prior to marking any Licensed Product or component part thereof the full copy of such proposed marking for written approval by Licensor, which approval will not be unreasonably withheld and will be deemed given unless Licensor responds to the contrary within ten (10) business days of such submission. No rights are granted hereunder by either party to the other regarding their respective trade names or trademarks.

         2.5 LICENSOR RESERVATIONS: Licensor reserves unto itself the rights to utilize Existing TRW GaAs HBT Patent Rights, Future TRW GaAs HBT Patent Rights, and HBT Technical Information to manufacture, have manufactured, use, test, sell, service, and repair Licensed Products in the Licensed Field and to grant sublicenses to other parties to do so, subject to the provisions of Section 2.2.

         2.6 MAINTENANCE OF PATENTS: Licensor shall retain the right to manage and control the prosecution and maintenance of patent applications and patents included in the Patent Rights on the basis provided in the Existing Agreement.

2.7      ENFORCEMENT OF PATENT RIGHTS:

                  2.7.1 If either party hereto learns at any time of any infringement or threatened infringement by any other person of any enforceable Patent Rights owned by or licensed to the other party

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
TRW/RF Micro Devices
License Agreement
November 15, 1999


         after the Effective Date, that party shall give notice of that infringement or threatened infringement to the other party. The parties shall then consult together as to the best course of action to pursue in response to such potential infringement, but neither party shall be obligated to institute legal action at its own expense. A good faith failure by one party to provide such notice to the other party shall not be deemed a breach of this Agreement and shall not give rise to a right of action by other party.

                  2.7.2 In the event that the parties do not reach an agreement as contemplated by Section 2.7.1 hereof as to the best course of action to pursue with respect to a potential infringement (i) Licensor shall have the right, but not the obligation, to institute legal action, through counsel of its own choosing and at its sole expense, to restrain any infringement or threatened infringement, or to recover damages therefor, of its enforceable Patent Rights, and (ii) Licensee shall have the right, but not the obligation, to institute legal action, through counsel of its own choosing and at its sole expense, to restrain any infringement or threatened infringement, or to recover damages therefor, of its enforceable Patent Rights in the Licensed Field. The party that bears the expenses of pursuing legal action against a third party infringer shall be entitled to any damages, lost profits or other monies recovered by judgment, decree, settlement, arbitration or otherwise, resulting from such legal action.

                  2.7.3 In the event that one party elects to institute legal action against a third party infringer, the other party shall fully cooperate in the prosecution of such action including joining as a party in suit when necessary to acquire standing to institute legal action pursuant to this Section 2.7; provided, however, that such other party shall be reimbursed for all reasonable out-of-pocket expenses incurred in providing such cooperation including its reasonable legal fees and expenses. The electing party shall reimburse the other party for all such expenses within thirty (30) days after its receipt of an invoice from the other party that describes such expenses in reasonable detail, with supporting documentation as appropriate.


                                     --8--

TRW/RF Micro Devices
License Agreement
November 15, 1999


                                    ARTICLE 3
                            HBT TECHNICAL INFORMATION

         3.1 HBT TECHNICAL INFORMATION: Licensor shall not be obligated to reduce to a tangible medium of expression any HBT Technical Information.

         3.2 DELIVERY OF HBT TECHNICAL INFORMATION: The HBT Technical Information related to Licensed Products shall be delivered to Licensee in accordance with the provisions of the Existing Agreement, and no HBT Technical Information shall be delivered as a result of this Agreement. Licensor shall deliver to Licensee one legible copy of each issued patent and all patent applications included in the Patent Rights as soon as practical after the Effective Date, but only if such patents and patent applications are specific to Licensed Products in the Licensed Field. Licensor shall also promptly furnish Licensee a copy of all patent applications filed and patents issued after the Effective Date that are included in the Patent Rights, but only if such patent applications and patents are specific to Licensed Products in the Licensed Field.

         3.3 USE AND NONDISCLOSURE: Licensee shall not use or permit the use of HBT Technical Information for any purpose not authorized by this Agreement or by the Existing Agreement. Licensee shall hold in confidence, and shall not disclose or communicate or permit to be disclosed or communicated to any third person, any HBT Technical Information which is furnished to Licensee hereunder except in accordance with the Existing Agreement. Licensee shall take or cause to be taken all necessary precautions to the same extent that it would with its own technical information, but in no event less than a reasonable standard of care, to prevent the disclosure or communication of HBT Technical Information to third persons.

         3.4 UPDATES OF HBT TECHNICAL INFORMATION: Except as specified in the Existing Agreement, Licensor shall be under no obligation to deliver to Licensee any modifications or additions to HBT Technical Information.

         3.5 RESTRICTIONS: The rights granted Licensee herein cover only Licensed Products for use as licensed hereunder, and Licensee agrees that it shall not, during the term of this Agreement, manufacture, sell, lease or otherwise dispose of any Licensed Products or parts thereof embodying


                                     --9--
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TRW/RF Micro Devices
License Agreement
November 15, 1999


any of the Patent Rights except insofar as the application thereof is expressly provided for under this Agreement or under the Existing Agreement.


                                    ARTICLE 4
                                  CONSIDERATION

         In consideration of all rights, licenses, and HBT Technical Information and benefits conferred to Licensee hereunder, Licensee has issued to Licensor the Warrants set forth in the Cooperation Agreement between Licensor and Licensee entered into and effective concurrently with this Agreement.


                                    ARTICLE 5
                        MANUFACTURE OF LICENSED PRODUCTS

                  Licensee agrees to use commercially reasonable efforts to place itself in, and to maintain, a position to manufacture, test, sell, service, repair, and maintain Licensed Products for application in the Licensed Field in the manner necessary to supply effectively the demand therefor.


                                    ARTICLE 6
                                  IMPROVEMENTS

         Licensee agrees that any modifications or improvements in the Licensed Products, Patent Rights or the HBT Technical Information made by Licensee, including any inventions, shall be promptly made known to Licensor in the form of drawings, written descriptions, or other data, and Licensor shall have a royalty free, non-exclusive right to use such modifications or improvements, including any inventions. Licensee further agrees to inform Licensor from time to time in writing of any of Licensee's patents and patent applications relating to such modifications, improvements or inventions. If, in countries selected by Licensor, Licensee decides it shall not file applications for, or maintain patents upon, Licensee's modifications, improvements or inventions, then Licensor shall have the right to do so at its expense and such applications and patents shall be and become its property, provided Licensee shall continue to have


                                     --10--

TRW/RF Micro Devices
License Agreement
November 15, 1999


the right to make use thereof on a non-exclusive basis in the Licensed
Field. Licensee shall use its best efforts to have executed such application papers and assignments as Licensor may request in connection with such patents. The provisions of this Article 6 shall survive termination or expiration of this Agreement insofar as the rights of the parties to use such improvements, modifications, inventions and patents are concerned.


                                    ARTICLE 7
                 REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

         7.1 REPRESENTATIONS AND WARRANTIES OF LICENSOR: Except as provided for or otherwise described in this Agreement, Licensor represents and warrants to Licensee as follows:

                  7.1.1 As of the Effective Date, Licensor is the owner of all Patent Rights and HBT Technical Information licensed in this Agreement in existence as of the Effective Date.

                  7.1.2 As of the Effective Date, Licensor has all requisite power and authority to enter into and execute this Agreement, to grant the licenses provided herein and to perform its obligations hereunder.

                  7.1.3 This Agreement constitutes a legal, valid and binding obligation of Licensor, enforceable against Licensor in accordance with its terms.

                  7.1.4 Licensor has not entered into any agreement with third parties that would conflict with the terms and conditions herein. Neither the execution and delivery of this Agreement nor the performance by Licensor of any of its obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, the Articles of Incorporation or By-Laws of Licensor, as amended.

                  7.1.5 No royalties or fees have been paid by Licensor to other persons by reason of its ownership of the Patent Rights or HBT Technical Information.


                                     --11--

TRW/RF Micro Devices
License Agreement
November 15, 1999


                  7.1.6 As of the Effective Date there is no pending or, to the actual knowledge of Licensor, threatened claim, litigation or rendered decision, judgment or holding against Licensor concerning: (i) any claims of ownership by Licensor to any of the Patent Rights or HBT Technical Information; (ii) the validity, registrability or enforceability of any intellectual property rights of Licensor associated with any of the Patent Rights or HBT Technical Information;
         (iii) the license of any Patent Rights or HBT Technical Information to Licensee; or (iv) that the Commercial manufacture, use or sale of any Licensed Product violates the intellectual property rights of any other person.


         7.2 LICENSOR'S RIGHTS: Licensor does not make any representation or warranty as to the validity of the Patent Rights or that the manufacture, use or sale of Licensed Products shall not infringe the intellectual property rights of third parties.

         7.3 REPRESENTATIONS AND WARRANTIES OF LICENSEE: Except as provided for or otherwise described in this Agreement, Licensee represents and warrants to Licensor as follows:

                  7.3.1 Licensee has all requisite power and authority to enter into and execute this Agreement and to perform its obligations hereunder.

                  7.3.2 This Agreement constitutes a legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms.

                  7.3.3 Licensee has not entered into any agreements with third parties that would conflict with the terms and conditions herein. Neither the execution and delivery of this Agreement nor the performance by Licensee of its obligations hereunder will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default, under the Articles of Incorporation or By-Laws of Licensee, as amended.


         7.4 LIMITATION OF LIABILITY: Licensor does not assume any responsibility, nor does Licensor give any warranties to Licensee, of any


                                     --12--

TRW/RF Micro Devices
License Agreement
November 15, 1999


nature whatsoever, with respect to the ability of Licensee to construct successfully Licensed Products using the HBT Technical Information or Patent Rights. LICENSOR'S WARRANTY OBLIGATIONS AND LICENSEE'S REMEDIES THEREUNDER ARE SOLELY AND EXCLUSIVELY AS STATED HEREIN.

         7.5 EXCLUSION: THE WARRANTIES PROVIDED IN THIS ARTICLE 7 ARE IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY EXCLUDED. LICENSOR'S WARRANTY OBLIGATIONS AND LICENSEE'S REMEDIES ARE SOLELY AND EXCLUSIVELY AS STATED IN THIS ARTICLE 7. IN NO CASE SHALL LICENSOR OR LICENSEE BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER ARISING IN CONTRACT, WARRANTY, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY. LICENSOR DOES NOT MAKE ANY WARRANTY AS TO THE VALIDITY OR ENFORCEABILITY OF THE PATENT RIGHTS.

                                    ARTICLE 8
                              TERM AND TERMINATION

         This Agreement shall commence on the Effective Date, and shall remain in effect unless this Agreement is terminated for default in accordance with
Section 11.2.


                                    ARTICLE 9
                                 EXCUSABLE DELAY

         9.1 NOTICE: If either Licensor or Licensee is unable to perform any of their respective obligations as herein provided then the party whose performance is prevented or delayed shall give the other party notice thereof as soon as reasonably possible under the circumstances and information regarding the cause or reason therefor.

         9.2 EXCUSABLE DELAY: If either Licensor or Licensee is unable to perform any of their respective obligations as herein provided due to any



                                     --13--

TRW/RF Micro Devices
License Agreement
November 15, 1999


circumstances beyond its reasonable control, but not due to its negligence (including but not limited to strikes, war, an act of God, a public enemy, interference by any civil or military authority, inability to secure governmental approval, materials or services or similar cause) and gives notice to the other as provided in Section 9.1, then the time of performance of any such obligation shall be extended for a period equal to the number of days during which performance thereof was delayed due to such circumstances, and during such period such party shall not be deemed in default of this Agreement.

                                   ARTICLE 10
                           NOTICES AND LEGAL ADDRESSES

         Except as otherwise expressly provided, all notices under this Agreement shall be made by fax, confirmed by letter, to the fax numbers and addresses below:

         Licensee:         RF Micro Devices, Inc.
                           7625 Thorndike Road
                           Greensboro, North Carolina 27409
                           Telecopy: 336-664-0311
                           Attention: Jerry Neal


         Licensor:         TRW Inc.
                           Space & Electronics Group
                           One Space Park
                           Redondo Beach, California 90278
                           Telecopy: 310-813-4115
                           Attention: Vice President and General Manager
                                      Telecommunication Programs Division


                                   ARTICLE 11
                                     DEFAULT

         11.1 DEFAULT: The occurrence of one or more of the following shall constitute a default hereunder:


                                     --14--

TRW/RF Micro Devices
License Agreement
November 15, 1999


                  11.1.1 In the event a party fails to pay any sum due and payable hereunder within ten (10) days after same has become due and payable and such failure continues for fifteen (15) days after written notice from the payee;

                  11.1.2 In the event Licensor is unable to fulfill its obligations under this Agreement as a result of: (a) liens, claims, charges or encumbrances in existence as of the Effective Date or arising as a result of Licensor's execution or performance of this Agreement; (b) Licensor's failure to obtain all consents, approvals or authorizations of other persons necessary as of the Effective Date in order to grant the licenses provided for herein; (c) Licensor's failure to make all filings, notifications and registrations with all governmental authorities, if any, necessary as of the Effective Date in order to grant the licenses provided for herein; or (d) any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable as of the Effective Date to Licensor, the Patent Rights or HBT Technical Information, and such inability continues for a period of thirty (30) days after written notice from Licensee specifying such failure, provided that if the failure be such that it cannot with due diligence be cured within such thirty (30) day period, then Licensor shall have such longer period, not to exceed thirty (30) additional days, as shall be reasonably necessary to cure such failure so long as Licensor is acting in good faith and with due diligence;

                  11.1.3 In the event a party fails to perform any other material covenant or obligation required to be performed by such party hereunder and such failure continues for a period of thirty (30) days after written notice from the nondefaulting party specifying such failure, provided that if the failure be such that it cannot be cured solely by the payment of money and cannot with due diligence be cured within such thirty (30) day period, then the notified party shall have such longer period, not to exceed thirty (30) additional days, as shall be reasonably necessary to cure such failure so long as such party is acting in good faith and with due diligence;

                  11.1.4 In the event a party (i) shall commence a voluntary case or other proceeding seeking dissolution, liquidation or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a receiver, trustee, liquidator, custodian or other similar official, or (ii) shall consent to any such relief or to the appointment of, or taking possession by, such official in any voluntary case or other proceeding commenced against it; or

                  11.1.5 In the event any involuntary case or other proceeding shall be commenced against a party seeking dissolution, liquidation or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking


                                     --15--

TRW/RF Micro Devices
License Agreement
November 15, 1999


         the appointment of a receiver, trustee, liquidator, custodian or other similar official of it or any substantial part of its property, if such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days.

         11.2 REMEDY: If any party is in default as specified in Section 11.1, the party not in default may terminate this Agreement by giving the other party thirty (30) days prior written notice of termination and pursue any other remedy hereunder or otherwise available to it at law or in equity.

         11.3 COMPENSATION: Each party hereby expressly agrees and acknowledges that termination of this Agreement by either party for default shall not entitle the other party to any termination compensation or to any payment in respect of any goodwill established during the term of this Agreement or render the party liable for damages on account of any loss of prospective profits or on account of any expenditure, investment or obligation incurred or made by the parties, or otherwise.

         11.4 PERFORMANCE AFTER DEFAULT TERMINATION: If this Agreement is terminated for default, whether due to the default of Licensor or otherwise, Licensee shall discontinue the use of the Patent Rights, and HBT Technical Information and shall return to Licensor all HBT Technical Information furnished to or otherwise made available to Licensee hereunder.


                                   ARTICLE 12
                             SURVIVAL OF OBLIGATIONS

         Other provisions hereof notwithstanding, the obligations of Licensor and Licensee under Articles 6 and 7 and Section 3.3 shall survive the termination and expiration of this Agreement.


                                     --16--

TRW/RF Micro Devices
License Agreement
November 15, 1999


                                   ARTICLE 13
                     SUBLICENSES, ASSIGNMENTS AND TRANSFERS

          13.1 COMPLIANCE WITH ASSIGNMENT RESTRICTIONS: Neither party may sublicense or Transfer any of its rights or obligations under this Agreement in whole or in part or delegate any of its obligations or duties hereunder to any person except upon compliance with this Article 13.

         13.2 LICENSEE TRANSFER OF LICENSE: Licensee may Transfer its license rights under Section 2.1 to any person or organization but only in connection with the sale or Transfer of substantially all of the assets of Licensee pertaining to the use of Licensed Products in the Licensed Field. The Transfer of the license, when permitted, shall be notified to Licensor by delivering to Licensor a written undertaking executed by the transferee under which such transferee acknowledges that the rights it is acquiring from Licensee are limited to the Licensed Field in accordance with this Agreement.

         13.3 EFFECT OF NON-COMPLIANCE: Any purported sublicense or Transfer in contravention of this Agreement shall be null and void and of no force or effect.

                                   ARTICLE 14
                                  MISCELLANEOUS

         14.1 HEADINGS: The headings and titles to the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed a part hereof or affect the construction or interpretation of any provision hereof.

         14.2 REMEDIES: Unless otherwise expressly provided herein, the rights and remedies hereunder are in addition to, and not in limitation of, other rights and remedies under the Agreement, and exercise of one right or remedy shall not be deemed a waiver of any other right or remedy.

         14.3 MODIFICATION - WAIVER: No cancellation, modification, amendment, deletion, addition or other change in this Agreement or any provision hereof, or waiver of any right or remedy herein provided, shall be


                                     --17--

TRW/RF Micro Devices
License Agreement
November 15, 1999


effective for any purpose unless specifically set forth in a writing signed by the party to be bound thereby and specifically referencing this Agreement. No waiver of any right or remedy in respect of any occurrence or event on one occasion shall be deemed a waiver of such right or remedy in respect of such occurrence or event on any other occasion.

         14.4 ENTIRE AGREEMENT: This Agreement supersedes all other agreements, oral or written, heretofore made with respect to the subject hereof and the transactions contemplated hereby and, in conjunction with the Existing Agreement and the Cooperation Agreement to be executed concurrently with this Agreement, contains the entire agreement of the parties.

         14.5 CONTROLLING LAW: All questions concerning the validity and operation of this Agreement and the performance of the obligations imposed upon the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, United States of America applicable to contracts entered into and wholly to be performed in the State of California.

         14.6 SUCCESSORS AND ASSIGNS: The provisions of this Agreement shall be binding upon and inure to the benefit of Licensor and Licensee and their respective successors and assigns, but this provision shall not be deemed to expand or otherwise affect the limitations on assignment and sublicensing set forth in Article 13 .

         14.7 COUNTERPARTS: This Agreement has been executed in several counterparts, each of which shall be deemed to be an original copy hereof.

         14.8 GOVERNMENT REGULATIONS: This Agreement is subject to all the laws and regulations, and other administrative acts, now or hereinafter in effect, of the United States Government and its departments and agencies. HBT Technical Information, any Licensed Product, component, or spare part, are not authorized to be directly or indirectly sold, leased, released, assigned, transferred, conveyed, or in any manner disposed of in or to any country where such sale, lease, assignment, transferal, conveyance or use, is regulated by the United States Government without first obtaining any necessary approvals of the United States Government.


                                     --18--

TRW/RF Micro Devices
License Agreement
November 15, 1999


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

         TRW Inc.
         Space & Electronics Group


         By: /s/ Timothy W. Hannemann
            -------------------------------


         RF Micro Devices, Inc.


         By: /s/ Jerry D. Neal
            -------------------------------




                                     --19--